EXHIBIT 99.1

CONSENT OF DIRECTOR NOMINEE

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the Registration Statement as a person who will be nominated as a member of the Board of Directors at the Annual Meeting of Shareholders of Unit Corporation to be held May 4, 2011. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

/s/ LARRY C. PAYNE
Name: Larry C. Payne
Date: May 3, 2011